Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference of our report dated March 28, 2006, on the audited consolidated balance sheets of Paradigm Holdings, Inc. as of December 31, 2005 and 2004 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in the SEC Registration Statement Form S-8 to be filed by Paradigm Holdings, Inc.

/s/ Aronson & Company

Rockville, Maryland
June 5, 2006